June 24, 1999

United States Securities and
  Exchange Commission
450 5th Street, NW
Washington, DC  20549

Re:  Willamette Valley Vineyards, Inc.
         Filing of Proxy Materials

To Whom it May Concern:

The following proxy materials are being filed electronically via EDGAR for Willamette Valley Vineyards, Inc.

     1.  The proxy statement and form of proxy;
     2.  The proxy statement cover sheet;
     3.  Amendment to the Willamette Valley Vineyards, Inc.
1992 Stock Incentive Plan, see "Approval of Amendment to the
1992 Stock Incentive Plan" in Proxy Statement

The 1998 Annual Report will be filed, for informational purposes only, in paper format since no parts of such Annual
Report are incorporated by reference into the Definitive
Proxy Soliciting materials.

The Company confirms that, following approval of the amendment to the Willamette Valley Vineyards, Inc. 1992
Stock Option Plan, the Company will file a Registration
Statement of Form S-R with the Commission prior to the issuance of such shares thereunder.

Thank you for your assistance.

Sincerely,



James Ellis
Vice President of Corporate
Willamette Valley Vineyards, Inc.
 United States
Securities and Exchange Commission
Washington, DC  20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[    ]  Preliminary Proxy Statement

[    ]  Confidential, for Use of the Commission Only (as
        permitted by Rule 14a -6(e)(2))

[ x  ]  Definitive Proxy Statement

[    ]  Definitive Additional Materials

[    ]  Soliciting Material Pursuant to section 240, 14a-
        11(c) or Section 240, 14a-12


Willamette Valley Vineyards, Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

[ x ]  No fee required

[    ]  Fee computed on table below per Exchange Act Rules
        14a-6(1)(1) and 0-11
               1)  Title of each class of securities to
                   which transaction applies;
               2)  Aggregate number of securities to which
                   transaction applies;
               3) Per unit price or other underlying value of transaction computed pursuant to
                   Exchange Act Rule 0-11 (set forth the
                   amount of which the filing fee is
                   calculated and state how it was
                   determined);
               4)  Proposed maximum aggregate value of
                   transaction;
               5)  Total Fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as
       provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing,
              1)  Amount Previously Paid;
              2)  Form, Schedule or Registration Statement
                  No.;
              3)  Filing Party;
              4)  Date Filed:



Notice of Annual Meeting of Shareholders
July 25, 1999
1:00 PM,  Pacific Daylight Time

Turner Oregon
June 17, 1999


Dear Shareholder:

You are cordially invited to the Annual Meeting of Shareholders (the "Annual Meeting") of Willamette Valley
Vineyards, Inc. (the "Company"), which will be held on Sunday, July 25, 1999 at 1:00 PM, Pacific Daylight Time on the grounds of the Company's Tualatin Estate Vineyards, 10850 NW Seavey Road, Forest Grove, Oregon 97116. We look forward to seeing as many of our shareholders as possible and hope that you will attend the meeting. Enclosed, for your review, are the Company's Proxy Statement (including the Proxy Ballot), the Annual Report and, as usual, a Wine
Order Form.

The Annual Meeting is being held for the following purposes:

1. To elect a Board of Directors to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed;

2.    To approve an amendment to the Company's 1992 Stock
      Incentive Plan, that would allow the participation of the Company's distributors and their salespersons in the Plan as a sales incentive;

3. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending
      December 31, 1999; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are fully discussed in the Proxy Statement.

Only shareholders of record at the close of business on June 11th, 1999, the record date established by the Board of Directors, will be entitled to vote at the Annual Meeting.
A list of shareholders entitled to vote will be available for inspection at the Company's offices for a period commencing two days after the date of this Notice and lasting until the Annual Meeting.

Shareholders are requested to complete, date, sign, and return the enclosed Proxy Ballot as promptly as possible.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. If you decide to attend the Annual Meeting and vote in person, you will have the opportunity.


                                   The Board of Directors
                                   By: James L. Ellis
                                   Board Secretary





                 Table of Contents

Notice of Annual Meeting              Front Cover

Proxy Statement                             1

Annual Report to Shareholders               7

Financial Statement                        16

Charts and Graphs                          17

Audited Financials                     F1-F17
     Report of Independent Accounts        F1
     Balance Sheet                         F2
     Statement of Operations               F3
     Statement of Shareholder's Equity     F4
     Statement of Cash Flows               F5
     Notes to Financial Statements     F6-F17


           WILLAMETTE VALLEY VINEYARDS
   8800 ENCHANTED WAY SE * TURNER, OR   97392
          (503)588-9463 * (800)344-9463
         FAX (503)588-8894 * WWW.WVV.COM


                          PROXY STATEMENT
                                for
                   ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON JULY 25, 1999


                            INTRODUCTION
General

This Proxy Statement (the "Proxy Statement") is being furnished to the shareholders of Willamette Valley Vineyards, Inc., an Oregon corporation ("the Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on July 25, 1999, and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to (i) elect seven members of the Board of Directors,
(ii) approve an amendment to the 1992 Stock Incentive Plan,
(iii) ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 1999, and (iv) transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed Proxy Ballot, is first being mailed to the Company's shareholders on or about June 20, 1999.

Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on June 11, 1999 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 4,000 beneficial holders of the 4,232,096 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominees for election to the Board of Directors, FOR the amendment to the 1992 Stock Incentive Plan, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 1999. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to: Board Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the meeting need not revoke a previously executed proxy and vote in person unless the shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, seven Directors will be elected, each for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as Directors the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as Directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. There is no cumulative voting for election of Directors.



                              1


Information regarding Nominees. The following table sets for the names of the Board of Directors nominees for election as a Director, and each such person's age at May
31, 1999 and position with the Company.

Name                  Position(s) with the Company   Age
James W. Bernau ***          Chairperson of the Board,45
                             President/CEO and Director

James L. Ellis ***           Vice-President/Secretary 54
                             and Director

Betty M. O'Brien*            Director                 56

Daniel S. Smith              Director                 59

Delna L. Jones**  ****       Director                 58

Stan G. Turel * **  *** **** Director                 51

William H. Malkmus *         Director                 64
___________________
*Member of the Compensation Committee
**Member of the Audit Committee
***Executive Committee
****Affiliated Transaction Committee

All Directors hold office until the next annual meeting of Shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. Set forth below is additional information as to each Director and executive officer of the Company.

James W. Bernau. Mr. Bernau has been President and Chairperson of the Board of Directors of the Company since its inception in May 1988. Mr. Bernau began to develop the vineyard in 1983, and co-founded the Company in 1988 with Salem winegrape grower, Donald Voorhies. From 1981 to September 1989, Mr. Bernau was Director of the Oregon Chapter of the National Federation of Independent Businesses ("NFIB"), an association of 15,000 independent businesses in Oregon. After founding and serving as President and Chairman of several regional brewing companies (See "Certain Relationships and Related Transactions") between 1992 and 1997, Mr. Bernau elected in September of 1997 to turn his full time attention and effort to the Company.

James L. Ellis. Mr. Ellis has served as a Director since July 1991 and Secretary since June 1997. Mr. Ellis has served as the Company's Director of Human Resources from January 1993. From 1993 to 1997 he also served as the Director of Human Resources for several regional brewing companies (see "Certain Relationships and Related Transactions) founded by Mr. Bernau. Mr. Ellis returned full time to the Company in September of 1997 and was appointed Vice President/Corporate in January of 1998. From 1990 to 1992, Mr. Ellis was a partner in Kenneth L. Fisher, Ph.D. & Associates, a management consulting firm. From 1980 to 1990, Mr. Ellis was Vice President and General Manager of R.A. Kevane & Associates, a Pacific Northwest personnel consulting firm. From 1962 to 1979, Mr. Ellis was a member of and administrator for the Christian Brothers of California, owner of Mont La Salle Vineyards and producer of Christian Brothers wines and brandy.

Betty M. O'Brien. Ms. O'Brien has served as a Director since July 1991. Ms. O'Brien has been employed by Willamette University as its Director of Communications since 1988. Ms. O'Brien is a partner in Elton Vineyards, a commercial vineyard located in Eola Hills in Yamhill County, Oregon. She is a member of the Oregon Winegrowers Association, having previously served as its President and Treasurer as well as a director.

Daniel S. Smith.  Mr. Smith has served as a Director since
July 1991. Since 1973, Mr. Smith has been an owner in and the manager of Danco Company, a commercial refrigeration business. Mr. Smith owns 65-acres of commercial vineyards near Eugene, Oregon.

Delna L. Jones. Ms. Jones has served as a Director since November 1994. Ms. Jones presently serves as a Washington County, Oregon, County Commissioner; she was elected to this
position in 1998.   From 1985 to 1990, Ms. Jones served as
Director of Economic Development with US West Communications. From 1990 to 1998, she served as project director for the CAPITAL Center, an education and business consortium. Beginning in 1982, she was elected six times to the Oregon House as the State Representative for District 6. During her tenure, she served as the Assistant Majority Leader; she also chaired the Revenue and School Finance committee, and served on the Legislative Rules and Reorganization committee and the Business and Consumer Affairs committee. In addition, Ms. Jones presently serves on many community and business boards and advisory panels.

Stan G. Turel. Mr. Turel has served as a Director since November of 1994. Mr. Turel is part owner and the CEO of Columbia Turel, Inc., (formerly Columbia Bookkeeping, Inc.) a position he has held since 1974. Columbia Turel, Inc. has sixteen offices in Oregon and Washington, servicing 4,000 small business and 26,000 tax clients annually. Mr. Turel is a licensed tax consultant, a member of the National Association of Public Accountants, a private pilot, and a former delegate to the White House Conference on Small Business. In addition, Mr. Turel serves his community on a number of advisory boards and panels.

William H. Malkmus. Mr. Malkmus has served as a Director since April of 1997. Mr. Malkmus spent over 20 years as an investment banker in San Francisco. For six years, following his banking career and until his retirement in 1995, Mr. Malkmus was the Chief Financial Officer of Vivea



                              2


Inc., a healthcare service company listed on the New York
Stock Exchange.  In 1973, Mr. Malkmus co-founded Tualatin
Vineyards, one of Oregon's original wineries, and was President/Treasurer until Tualatin merged with Willamette
Valley Vineyards, Inc. in 1997.

During 1998, the Board of Directors held seven meetings.
All incumbent Directors attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served during 1998. See "Management-Executive Compensation" for certain information regarding compensation for Directors.

Board of Directors Committees. The Board of Directors acts as a nominating committee for selecting nominees for election as Directors. The Board of Directors has appointed a standing Audit Committee which, during the year ended December 31, 1998, conducted one meeting. The elected members of the Audit Committee are Delna L. Jones and Stan
G. Turel. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's 1992 Stock Incentive Plan. During the fiscal year ended December 31, 1998, the Compensation Committee held two meetings. The members of the Compensation Committee currently are Betty M. O'Brien, Chair, Stan Turel, and William Malkmus. In 1994, the Board of Directors created an Affiliated Transactions Committee that reviewed transactions deemed to involve a potential conflict of interest between the Company and its former affiliates. Current members of the Affiliated Transaction Committee are Delna Jones and Stan Turel. The Committee held no meetings in 1998. In 1997 the Board appointed an Executive Committee, members are: James Bernau, James Ellis, and Stan Turel. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another Committee or to other persons, and except as limited by Oregon law. The Executive Committee met six times during 1998.


The Board of Directors unanimously recommend that shareholders vote FOR the election of its nominees for Director. If a quorum is present, the Company's bylaws provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstention and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

              MANAGEMENT / EXECUTIVE OFFICERS
Name             Position                             Age
James W. Bernau  President, Director and Chairperson   45
                 of the Board of Directors

Information concerning the principle occupation of Mr.
Bernau is set forth under "Election of Directors".

                   EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
The following table provides certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, James
W. Bernau (the "named executive officer") for the years ending December 31, 1996, 1997, and 1998.

                   Annual Compensation
Name & Principle Position     Year    Salary ($)  Bonus
James W. Bernau               1996    $6,500      $ -0-
President and Chairperson of  1997   $19,345      $ -0-
the Board of Directors        1998   $84,865    $10,000


As discussed under "Election of Directors," until 1997, Mr. Bernau previously served as President of certain affiliates of the Company. Each of these companies paid a pro rata portion of Mr. Bernau's monthly salary based on the amount of time that Mr. Bernau devoted to the respective company's business in that month. However, Mr. Bernau has now turned his full time attention and effort to the Company's business. In addition to his salary, Mr. Bernau may receive an annual bonus from the Company based on the Company's performance and Mr. Bernau's contribution to the Company as determined solely by the Company's Board of Directors.

Bernau Employment Agreement
The Company and Mr. Bernau are parties to an employment agreement dated August 3, 1988 and amended in February, 1997 and again amended in January of 1998. Under the present agreement, Mr. Bernau is paid an annual salary of $90,000 with annual increases tied to increases in the consumer price index. Pursuant to the terms of the employment agreement, the Company must use its best efforts to provide Mr. Bernau with housing on the Company's property. Mr. Bernau and his family will live in the house free of rent and must continue to reside there for the duration of his employment in order to provide additional security and lock-up services for late evening events at the Winery and Vineyard. The employment agreement provides that Mr. Bernau's employment may be terminated only for cause which is defined as non-performance of his duties or conviction of a crime.



                              3


Stock Options
In order to reward performance and retain high-quality employees, the Company often grants stock options to its employees. The Company does not ordinarily grant shares of stock to its employees. Options are typically issued at a per share exercise price equal to the closing price as reported by NASDAQ at the time the option is granted. The options vest to the employee over time. Three months following termination of the employee's employment with the Company, any and all unexercised options return to the Company. In January 1998, 75,000 stock options at a strike price of $1.65 vesting over two years were granted to the named executive officer during the year ended December 31, 1998 under the Company's 1992 Stock Incentive Plan. Said option represented 29% of all options granted to all employees in fiscal year 1998. Based on an assumed appreciation of 5% and 10% in the price of the Company's stock price, the projected value of said option over the ten year term of the option is $59,500 and $168,046 respectively.

Option Exercises and Holdings
The following table provides information, with respect to the named executive officer, concerning exercised options during the last fiscal year and unexercised options held as of December 31, 1998.

                 Options Exercised in the last fiscal year
                 Number                   Value
Name             of shares                Realized(1)

James W. Bernau  -0-                      -0 -


                 Number of  Securities Underlying
                 Unexercised Options at FY-End

James W. Bernau  15,000(3)                -0-
                 37,500                   37,500 (1.65)
                 Exercisable              Unexercisable


                 Value of Unexercised In-the-Money
                 Options at FY-End(2)

James W. Bernau  Exercisable              Unexercisable
                 $10,762                  $10,762
______________________________
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) Options are "in the money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 1998 ($1.94 per share based on the NASDAQ closing price for the Company's Common Stock on that date), and the exercise price of the option ($1.65 per share), multiplied by the applicable number of options.

(3) Represents a 15,000 share warrant exercisable at $3.42 per share issued to Mr. Bernau in 1992. See "Certain
Transactions".

Director Compensation
The members of the Company's Board of Directors do not receive cash compensation for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Under the Company's Stock Incentive Plan adopted by the shareholders in 1992 and further amended by the shareholders in 1996, beginning in 1997 an option to purchase 1,500 shares of Common Stock was granted to each Director for service on the Board during the year. In addition, each Director receives 50 shares of Common Stock for each Board or committee meeting attended.

Section 16 Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's Directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file. Based on reports filed by such persons, the Company believes that all filing requirements applicable to its Directors, officers and persons who own more than 10% of the Company's Common Stock have been complied with for 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 1998 and 1997, the Company purchased grapes from Elton Vineyards for $77,097 and $95,594, respectively.
Betty M. O'Brien, a Director of the Company, is a principle owner of Elton Vineyards. Also during 1998 and 1997, the Company purchased grapes from Sweet Cheeks Vineyards owned by Director, Daniel S. Smith, for $29,215 and $128,460.

On June 1, 1992, the Company granted Mr. Bernau a warrant to purchase 15,000 shares of the Company's Common Stock as consideration for his personal guarantee of the Real Estate Loan and the Line of Credit from Farm Credit Services pursuant to which the Company borrowed $1.2 million. The warrant is exercisable anytime through June 1, 2012, at an exercise price of $3.42 per share.



                              4


Each of the following companies-Nor'Wester Brewing, Willamette Valley Inc.-Microbreweries across America
(WVIMAA), Aviator Ales, Mile High Brewing, Bayhawk Ales and
North Country Brewing was affiliated with the Company in that James W. Bernau, the Company's founder, President and
Chairperson of the Board of Directors, was also President and Chairperson of the Board of Directors of each such affiliated company. Mr. Bernau was also a significant shareholder in Nor'Wester and WVIMAA.

During 1993 and through June 1994, the Company provided management services to Nor'Wester and WVI. The management services consisted of secretarial, accounting, marketing, administrative, stock transfer and warehousing services which were provided on a cost-plus-fees basis. Beginning in July 1994, such services were performed primarily by WVI employees. The Company provided services to the affiliated companies on a limited basis. For the years ended December 31, 1995 and 1994, charges to the Company for such management services aggregated approximately $230,000 and $58,000, respectively, and are included in selling, general and administrative expenses in the accompanying statement of operations. In addition, the Company entered into a beer sale and distribution contract with Nor'Wester. No sales were made under the terms of this contract in 1996 or 1995.

In 1996, the Company began contracting for these services with Nor'Wester under a general services agreement. Nor'Wester, WVI, and the Company each provided various administrative and stock offering services to the affiliated companies. During 1996, total amounts charged to the Company by Nor'Wester and WVI aggregated $47,025; amounts charged by the Company to the various affiliated companies aggregated $86,450. As a result of these and other transactions, the Company aggregate payable balance of $7,221 is netted against other receivables in the accompanying balance sheet. During 1997, charges to the Company aggregated $164,716; amounts charged by the Company aggregated $92,600. The charges to the Company were composed of reimbursements for combined purchases of health insurance and telephone services which were paid through the former affiliates. In the fall of 1997, the Company ceased all transactions with these affiliated companies due to the fact that these affiliated companies ceased doing business or were no longer providing services. At December 31, 1998, the Company has no receivables or payables from the former affiliates. In 1997, the Company wrote off $14,000 of receivables from the former affiliates. The Company will continue its efforts to collect these receivables.

On December 3, 1992, James W. Bernau borrowed $100,000 from the Company. The loan is secured by Mr. Bernau's stock in the Company, and is payable, together with interest at a rate of 7.35% per annum, on March 14, 2009. At December 31, 1998, the outstanding balance of the loan was $46,937.

The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.
All future transactions between the Company and its officers, Directors, and principal shareholders will be approved by a disinterested majority of the members of the Affiliated Transactions Committee of the Company's Board of
Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND
MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of May 31, 1999, by (i) each person who beneficially owns more than 5% of the Company's Common Stock
(ii) each Director of the Company (iii) each of the Company's named executive officers, and (iv) all Directors and executive officers as a group.


                        Number of Shares   Percent of Shares
                        Outstanding        Beneficially
                        Stock              Owned

James W. Bernau, President/CEO, Chair of the Board
2545 Cloverdale Road         1,059,353.5 (1)      25%
Turner, OR  97392

James L. Ellis, Secretary, Director
7850 S.E. King Road             32,523   (2)      **
Milwaukie, OR  97222

Delna L. Jones, Director
PO Box 5969                      4,700   (3)      **
Aloha, OR  97006

Betty M. O'Brien, Director
22500 Ingram Lane NW             9,950   (4)      **
Salem, OR  97304

Daniel S. Smith, Director
26978 Briggs Hill Road          30,234   (5)      **
Eugene, OR  97405

Stan G. Turel, Director
13909 S.E. Stark Street        102,885   (6)       2%
Portland, OR  97233



                                 5


                        Number of Shares   Percent of Shares
                        Outstanding        Beneficially
                        Stock              Owned

William H. Malkmus, Director
415 Manzanita Way              173,328   (7)       4%
Woodside, CA  94062

Donald Voorhies
78356 Golden Reed Drive.       212,518             5%
Palm Desert, CA 92211

All Directors and executive  1,625,491.5          38%
officers as a group  and persons owning
5% or more as a group (8 persons)
_________________________
**         Less than one percent.

(1) Includes 15,000 shares issuable upon the exercise of an outstanding warrant and 78,000 shares issuable upon the exercise of options
(2) Includes 27,428 shares issuable upon the exercise of options.
(3) Includes 3,600 shares issuable upon the exercise of options.
(4) Includes 6,000 shares issuable upon the exercise of options.
(5) Includes 6,000 shares issuable upon the exercise of options
(6) Includes 3,600 shares issuable upon the exercise of options
(7) Includes 3,000 shares issuable upon the exercise of options


APPROVAL OF AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN
The Board of Directors adopted a plan in April of 1998 to incentivise the Company's Distributors and their Salespersons with small awards of Common Stock of the Company. The Board wishes to issue such shares under the 1992 Stock Incentive Plan as amended and therefore wishes to change the definition of "consultant" in the Plan to accommodate such issuance subject to the ratification and approval by the Company's shareholders. Now therefore, subject to such ratification and approval, Section 2 (f) of the Plan is amended effective April 15, 1999 to read as follows:

"Consultant" shall mean (i) any person who is engaged by the Company or any Subsidiary to render consulting or other services as an independent contractor, including, without limitation, distributors of the Company's or Subsidiary's products, (ii) any vendor who provides products to or for the Company or any Subsidiary and, with respect to both (i) and (ii), is compensated for such services and/or products, and (iii) any Director of the Company, whether or not compensated for his or her services. (see new language in bold italics.)

The amendment, as described above, will not provide any additional benefits to the Company's officers, employees, or Directors.

Expect as provided herein and as previously amended, the plan, as amended, shall remain unchanged and in full force and effect.

The Board of Directors unanimously recommend a vote FOR the proposal. The proposal must be approved by the holders of at least a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes are treated as "no" votes in determining whether the proposal is approved. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instruction specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Plan as described above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Board of Directors has appointed PricewaterhouseCoopers
LLP to act as independent auditors for the Company for the year ending December 31, 1999, subject to ratification of such appointment by the Company's shareholders.
PricewaterhouseCoopers LLP was the Company's independent auditor for the fiscal year which ended December 31, 1998.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 1999. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of PricewaterhouseCoopers LLP has been invited to attend the Annual Meeting at his own expense and will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR this proposal.



                           6


DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2000 annual meeting of shareholders must be received by the Company not later than February 24, 2000, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 1999 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company.
In addition to use of the mails, proxies may be solicited personally or by telephone by Directors, officers and employees of the Company, who will not be specially compensated for such activities.

ADDITIONAL INFORMATION
A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing to James L. Ellis, Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392. Or they may access a copy through links provided on the Company's web site: www.wvv.com.

                       By Order of the Board of Directors,




                       James W. Bernau
                       Chairperson of the Board
                       Turner, Oregon
                       June 17, 1999



              Annual Report to Shareholders

                DESCRIPTION OF BUSINESS

Willamette Valley Vineyards, Inc. (the "Company") was formed in May 1988 to produce and sell premium, super premium and ultra premium varietal wines (i.e., wine which sells at retail prices of $3 to $7, $7 to $14 and over $14 per bottle, respectively). The Company's wines are made from grapes grown at its vineyard (the "Vineyard") and from grapes purchased from other nearby vineyards. The grapes are crushed, fermented and made into wine at the Company's winery (the "Winery") and the wines are sold principally under the Company's Willamette Valley Vineyards label. The Company's Vineyard and Winery are located on 75 acres of Company-owned land adjacent to Interstate 5, approximately two miles south of Salem, Oregon.

In 1996, the Company owned 50 acres of planted vineyards-39 acres producing and 11 acres in development. In April 1997,the Company acquired 100 percent of the outstanding stock of Tualatin Vineyards, Inc. (TVI), adding 83 acres of producing vineyard, 60 more plantable acres and an additional 20,000 cases of wine making capacity. The purchase price paid by the Company to the Tualatin Valley shareholders in exchange for their shares was $1,824,000 plus Tualatin Vineyards current assets minus their current and long term liabilities as reflected in their balance sheet dated April 15, 1997. The Company paid 35 percent of the purchase price in the form of cash with the balance paid through the issuance of shares of the Company's Common Stock at an agreed price per share. The final purchase price was $1,988,601 paid to the Tualatin Vineyard, Inc. shareholders.

The Company also leased O'Connor Vineyards on a ten-year contract adding an additional 48 producing acres. All of these highly regarded vineyards are within the Willamette
Valley Appellation.



                               7


Products
Under its Willamette Valley Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot Noir, the Company's flagship and its largest selling varietal in 1998; Chardonnay, Pinot Gris, Riesling, Gewurztraminer and Oregon Blossom (blush blend).
As a convenience to our restaurant customers, the Company produces some of our products in larger sized packages.

The Company also, currently produces and sells small quantities of Oregon's Nog - a seasonal holiday product.

During 1998, the Company began to reintroduce the Tualatin brand as Tualatin Estate, with new packaging and a more focused line of products. A new product, Tualatin Estate
Sparkling Muscat was added to the line.

In November 1998, the Company released a new label under the Griffin Creek brand name. This represents a joint effort between the Company and Quail Run Vineyards to develop a new brand of wines from the Southern Oregon growing region (Rogue Valley Appellation). Currently, the Company has four varieties under this label: Merlot, Syrah, Pinot Gris, and Pinot Noir. The Company expects to add a limited number of additional varieties under this brand name in the future.

Vineyard
The Property. The Company's estate vineyard at the Turner site currently has 50 acres planted and 39 acres producing which includes 17 acres of Pinot Noir and 8 acres of Riesling grape vines planted in 1985, now grafted with new
Dijon clones of Pinot Noir.  The Company planted 8 acres of
Pinot Gris vines in May 1992 and 6 acres of Chardonnay
(Espiguette clone) vines in 1993. In 1996, the Company planted its remaining 11 acres in Chardonnay (Dijon clones) and Pinot Gris. Grapevines do not bear commercial quantities until the third growing season and do not become fully productive until the fifth to eighth growing season.
Vineyards generally remain productive for 30 to 100 years, depending on weather conditions, disease and other factors.

The Vineyard uses an elaborate trellis design known as the Geneva Double Curtain. The Company has incurred the additional expense of constructing this trellis because it doubles the number of canes upon which grape clusters grow and spreads these canes for additional solar exposure and air circulation. Research and practical applications of this trellis design indicate that it will increase production and improve grape quality over traditional designs.

In April of 1997, the Company purchased Tualatin Vineyards,
Inc. which added 83 acres of additional producing vineyards and some 60 acres of bare land for future plantings. In
1997, the Company planted 19 acres at the Tualatin site and planted another 41 acres in 1998, the majority being Pinot
Noir which is the Company's flagship varietal. All of the new planting will be available to harvest in the next three to five years.

Also in 1997, the Company entered into a 10 year lease with O'Connor Vineyards (48 acres) located near Salem to manage and obtain the supply of grapes from O'Connor Vineyards. In 1998 as in 1997, the Company received a portion of the grapes produced at O'Connor due to the phase out of certain preexisting grape sales contracts.

The Company now controls 241 acres (including 41 planted in 1998) of vineyard land. At full production, these vineyards should enable the Company to grow approximately 30% of the grapes needed to meet the Winery's ultimate production capacity of 298,000 gallons (124,000 cases).

Grape Supply. In 1998, the Company's 39 acres of producing estate vineyards yielded approximately 86 tons of grapes for the Winery's tenth crush. Tualatin Vineyards produced 174 tons of grapes in 1998. O'Connor Vineyards produced 99 tons of which about 40% were sold to other wineries because of previous commitments. An additional 849 tons of grapes were purchased from other growers in 1998. However, the Company sold about 87 tons of the grapes and juice harvested from its vineyards or purchased from contracted vineyards in 1998 in an effort to optimize inventory levels and improve wine quality by processing fewer tons than the Company originally projected it would need for the year. The Company expects to produce 171,256 gallons in 1999 (72,032 cases) from its 1998 crush. The Winery's 1998 total wine production was 183,220 gallons (77,064 cases) from its 1997 crush. The Vineyard can not and will not provide the sole supply of grapes for the Winery's near-term production requirements. The Company has also entered into grape purchase contracts with certain Directors of the Company. See Proxy Statement:
"CERTAIN TRANSACTIONS".

The Company fulfills its remaining grape needs by purchasing grapes from other nearby vineyards at competitive prices. The Company believes high quality grapes will be available for purchase in sufficient quantity to meet the Company's requirements except in the Pinot Noir varietal, where there is increasing demand. The grapes grown on the Company's vineyards establish a foundation of quality upon which the purchase of additional grapes is built. In addition, wine produced from grapes grown in the Company's own vineyards may be labeled as "Estate Bottled" wines. These wines traditionally sell at a premium over non-estate bottled wines.

Winery
Wine Production Facility. The Company's Winery is structurally capable of producing up to 250,000 gallons (104,000 cases) of wine per year, depending on the type of wine produced. With the addition of Tualatin Vineyards, the Company added 50,000 gallons (20,000 cases) of capacity. However, the Tualatin production facility is not in use at this time because the Executive Committee of the Company decided that the production capacity at Tualatin was not needed to meet near-term production requirements.



                             8


Beginning with the Company's first vintage in 1989, the Company's annual grape harvest and wine production are as follows:

Crush   Tons of         Production  Gallons    Case
Year    Grapes Crushed  Year        Produced   Equivalents
1989      203             -             -          -
1990      206            1990        31,383     13,200
1991      340            1991        31,900     13,400
1992      565            1992        52,600     22,100
1993      633            1993        90,908     38,237
1994      590            1994        97,822     41,145
1995      885            1995        96,077     40,411
1996     1290            1996       127,655     53,693
1997     1426            1997       199,353     83,850
1998     1109            1998       169,652     71,357

The quantity of grapes crushed in 1997 does not include 228 tons of grapes that were purchased and resold on the open market because the Company had contracted for more grapes than were needed. The Company was unable to sell approximately 270 tons of grapes before crush; this tonnage converts to 44,000 gallons of bulk wine which the Company sold in 1998.

Company Strategy
The Company, as one of the largest wineries in Oregon, believes its success is dependent upon its ability to: (1)
grow and purchase high quality vinifera wine grapes; (2) vinify the grapes into premium, super premium and ultra premium wine; and (3) achieve significant brand recognition for its wines, first in Oregon and then nationally and internationally. The Company's goal is to continue as one of Oregon's largest wineries, gaining a reputation for producing some of Oregon's finest, most sought after wines.

Based upon several highly regarded surveys of the US wine industry, the Company believes that successful wineries exhibit the following four key attributes: (i) focus on production of high-quality premium, super premium and ultra premium varietal wines; (ii) achieve brand positioning that supports high bottle prices for its high quality wines;
(iii) build brand recognition by emphasizing restaurant sales; and (iv) develop strong marketing advantages (such as a highly visible winery location and successful self-distribution).

The Company has designed its strategy to address each of these attributes.

To successfully execute this strategy, the Company has assembled a team of accomplished winemaking professionals, and has constructed and equipped a 22,934 square foot state-of-the-art Winery and a 12,500 square foot outdoor production area for the crushing, pressing and fermentation of wine grapes.

The Company's marketing strategy is to sell its premium, super premium and ultra premium cork finished wine through a combination of (i) direct sales at the Winery, (ii) self-distribution to local and regional restaurants and retail outlets, and (iii) sales through independent distributors and wine brokers who market the Company's wine in specific targeted areas where self-distribution is not economically feasible. Most of the Company's wines are sold under its Willamette Valley Vineyards label.

The Company believes the location of its Winery next to Interstate 5, Oregon's major north-south freeway, significantly increases direct sales to consumers and facilitates self-distribution of the Company's products.
The Company believes this location provides high visibility for the Winery to passing motorists, thus enhancing recognition of the Company's products in retail outlets and restaurants. The Company's Hospitality Center has further increased the Company's direct sales and enhanced public recognition of its wines.

   MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the Nasdaq Small Cap
Market under the symbol "WVVI". As of December 31, 1998, there were 3,503 holders of record of the Common Stock.

The table below sets forth for the quarters indicated the high and low sales prices for the Company's Common Stock as reported on the Nasdaq Stock Market. The Company's Common
Stock began public trading on September 13, 1994.

                   Quarter Ended
          3/31/98   6/30/98   9/30/98   12/31/98
   High   $1.94      $3.62     $2.88     $2.25
   Low    $1.38      $1.56     $1.75     $1.50

          3/31/97   6/30/97   9/30/97   12/31/97
   High   $3.63      $3.50     $3.25     $2.25
   Low    $2.25      $2.00     $1.75     $1.19

The Company has not paid any dividends on the Common Stock, and it is not anticipated that any dividends will be paid by the Company in the foreseeable future.



                             9


MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements
This Management's discussion and Analysis of Financial Condition and Results of Operation and other sections of this discussion and analysis contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions, successful assimilation of Tualatin Vineyard Inc.'s business with that of the Company and other risks detailed below as well as those discussed elsewhere in this Annual Report and from time to time in the Company's Securities and Exchange Commission filing and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions.

Discussion and Analysis
Beginning in the third quarter of 1997, the Company fundamentally changed its direction and returned to its historically conservative approach to growth and focus on producing the highest quality varietal wines. In late 1996, the Company had embarked on an aggressive growth plan aimed at addressing several major issues. First, sales demand exceeded supply of certain varietals, requiring allocation of certain products and decreasing the time for bottle aging to speed release into the market. Second, sales and production growth made the Company highly dependent upon outside sources of grapes, which were at higher market prices and becoming more difficult to secure. Third, growers were forcing the Company to purchase lower demanded grapes not needed by the Company in order to purchase the high demand grapes like Pinot Noir. Fourth, the previous management's internal sales projections indicated the Company needed more winemaking capacity than was available at its Turner site and significantly more wine storage.

As a result of positive reviews by national wine writers and critics over the last several years, the Company experienced high demand for some of its products. For example, Wine Enthusiast Magazine named Willamette Valley Vineyards as "One of America's Great Pinot Noir Producers", noted wine critic Robert Parker stated, "Willamette Valley Vineyards Whole Berry Fermented Pinot Noir may be the world's most delicious and accessible Pinot. It has been a knockout in some vintages." With the Company's 1996 Pinot Gris, noted Wine Spectator writer Matt Kramer stated, "In short, it's a winner."

The May 15,1998, issue of the Wine Spectator rated the Company's '96 Chardonnay as the leading "World Chardonnay
Value" and featured the '96 Pinot Gris as the best match with poached salmon in a full page color layout. On a number of occasions, the Wine Spectator rated the Company's wines as "Best Buys". As a result of this coverage and the attractive prices of the Company's wines, the Company experienced shortages in the marketplace, requiring allocation of available supply to distributors.

In 1996 and early 1997, the Company planted the remaining 11 acres of available land and added 29,000 cases of winemaking capacity at its Turner site, purchased Tualatin Vineyards to add additional vineyard (83 acres in production and 60 available for planting) and winemaking capacity (20,000 cases), leased O'Connor Vineyards (48 producing acres) and constructed a 20,000 sq. ft. warehouse on its Turner property (capable of storing 180,000 cases). In a very short time period, the Company increased its vineyard capacity from 40 to 241 acres, its winemaking capacity from 75,000 cases to 124,000 cases, its barrel aging capacity from 25,000 cases to 50,000 cases and its finished case storage capacity from 30,000 cases to 200,000 cases. This growth was financed by debt rising from $2.24 million at the beginning of 1996 to $5.95 million by the end of 1998, an increase of 166% and the issuance of the Company's Common Stock of over 440,00 shares (part of Tualatin purchase) increasing the shares outstanding by 12%.

Problems resulting from this aggressive expansion showed up quickly. The Company's actual sales in the period after the Tualatin acquisition did not meet the previous management's internal sales projections on which its expansion activities were premised. Operating expenses were exceeding budget. The prices of the Company's products had not kept pace with rising costs. Low priced, fast moving products (Lot 27 &
28) were being introduced that were inconsistent with the Willamette Valley Vineyards brand positioning and were being sold at a loss. The Board of Directors moved quickly in April 1997 by appointing an Executive Committee to work with the General Manager on operational issues. The Executive Committee later worked with the co-founder and Vice President in operating the Company after the General Manager resigned at the end of July 1997. In connection with the Company's restructuring efforts, co-founder and current CEO, Jim Bernau returned to operate the Company beginning mid September of 1997. Activity at its Tualatin winery facility was limited, the Tualatin Estate Tasting Room was re-opened, a number of mid-level manager positions eliminated and budget discipline was reinstated. The Company experienced a dramatic turn-around in the Fourth Quarter of 1997, generating $316,314 in operating income, enough to erase the record losses experienced in the first three quarters of 1997.

However, the Company continued to be confronted by the costs of the expansion. In 1997, the Company borrowed an additional $1.3 million to support the Tualatin acquisition and provide cash required to pay the front end lease payment of the O'Connor Vineyard and cover vineyard operating expenses for both new properties. These new borrowings significantly increased the reliance on the Company's line of credit, which in turn increased interest payments, as did the completion of the $750,000 warehouse at the Turner site.

The Company believes its overall debt load is comparable with wineries its size, and therefore that its debt service obligations were not the ultimate cause of the Company's lack of profitability during this period. Rather, the Company believes that its unprofitability was primarily the result of underpricing its products.



                               10


While costs have climbed dramatically, especially for Pinot Noir grapes (increasing by 15% per year), the Company hadn't raised most of its wine prices since 1995. The Company implemented price increases combined with sales commission reductions for Oregon sales in July 1998. The goal of this change is to generate a 10% after-tax return from wholesale sales in Oregon. Price increases for out-of-state sales with the same net return goal went into effect September 1, 1998, due to the lead time needed by the Company's out-of-state distributors. Retail prices for all products and hospitality services, which accounted for 24% of the Company's net revenues in 1998, were increased by like amounts in July 1998. These price increases were instituted after the excessive inventories built in 1996 and early 1997 were significantly reduced.

The fundamental issues affecting the Company's profitability are product mix and the positioning of those products in the marketplace. Although the Company's cost of making and selling wine by the case is nearly the same as its profitable competitors, the average collected revenue per case is considerably less. The Company has determined to make more high margin varietals, especially Pinot Noir, and less low margin white, blush and off-dry wines. The Company discontinued making and selling a low margin "Lot 27 and 28" Pinot Noir and Chardonnay (retailing for $7-$8 per bottle) and successfully converted Oregon grocery store shelf placements to higher quality, higher margin "Vintage Selection" Pinot Noir and Chardonnay (retailing for $12-$15 per bottle).

The Company has prepared a detailed five year plan by brand, variety, and package size. The Company's goal is to significantly increase average gross margins, by re-positioning Willamette Valley Vineyards branded products, eliminating lower margin products that are inconsistent with its brand strategy and take up valuable production capacity. The Company also plans to revitalize its Tualatin brand with a re-positioning of the new Tualatin Estate products made in limited quantities and sold at higher price points. The Company expects the introduction of a high margin Southern Oregon brand of warm climate varieties such as of Merlot and Syrah, etc., under the brand of Griffin Creek will help to increase gross margins.

For example, Willamette Valley Vineyards now offers a Vintage Selection Pinot Noir and Whole Cluster Fermented Pinot Noir for $15 per bottle retail (up from $10), a Founders' Reserve for $28 per bottle (up from $18), a Single Vineyard Designate for $35 per bottle and a Signature Cuvee for $48 per bottle. The two top end offerings will be released in 1999 and replace the "OVB" label designation which retailed for $35 per bottle. The Signature Cuvee has already been named by Clive Coats, Master of Wine in The Vine as the leading Oregon Pinot Noir of the 1996 Vintage. Management retained Oregon's top wine label design firm, Anstey Healy, who upgraded the Willamette Valley Vineyards label beginning with the release of the '97 Vintage. The main purpose of the redesign was to support the repositioning effort.

The Tualatin brand has been revitalized with better wines and a new label, Tualatin Estate, prepared by the design firm Anstey Healy. Its flagship Pinot Noir will be launched as the '97 Vintage in the fall of 1999 and will retail for $21.50 per bottle, up from $12.50. The Tualatin Riesling, previously selling for $5 per bottle, has been replaced by a dry Tualatin Estate Riesling retailing for $8 per bottle. A new variety, Pinot Blanc has been released with a retail price of $15 per bottle and has already earned four stars and a plus from the Restaurant Wine Magazine. A Semi-Sparkling Muscat has been released for $14 per bottle.
Since the Pinot Noir and Chardonnay were not ready to release in 1998, management conducted a limited brand roll-out with the Semi-Sparkling Muscat and Riesling resulting in marketing expenses of approximately $4,900 in the Fourth Quarter. Distribution is currently being established for this brand. The Company did not meet its budgeted depletion rates for Tualatin Estate inventories in 1998 due to delays in the projected release dates for the Tualatin Estate wines and the generally poor condition of the Tualatin distribution network. Both the Willamette Valley Vineyards and Griffin Creek brands exceeded goal.

The Griffin Creek Merlot retailing for $35 per bottle and Pinot Gris retailing for $17 per bottle were released in the Fourth Quarter of 1998. The brand roll-out for Griffin Creek resulted in a one-time marketing expense of approximately $25,000 in the Fourth Quarter. The Syrah and Pinot Noir, both retail for $35 per bottle, are expected to be released in mid year 1999. The Merlot has garnered a score of "91" from Wine Spectator, the highest score ever given an Oregon Merlot and the Pinot Noir earned a Gold Medal at the prominent Dallas Morning News judging in Texas and was selected at the Atwater's Restaurant/Brotherhood of Wine tasting as one of the top Oregon Pinots.

The Gross Profit Margin improved from 49% in the Fourth Quarter of 1997 to 57% in the Fourth Quarter of 1998. Profits from retail operations improved 24% and Wholesale/FOB operations improved 6% for the year. The Company regards this as good progress given the large amount of inventory which had been built up in 1996 and 1997 which needed to be sold at less than target prices to bring inventory levels back in line with orderly distributor depletion rates. In 1998, the Company saved $42,917 in production labor over 1997 or a reduction of 12% over the previous period. Although selling, general and administration costs increased in 1998 over 1997, targeted selling, general, and administration costs were reduced from the previous year. For example in 1998, dues and publications were reduced by $11,764, a 37% reduction, office supplies by $36,587, a 61% reduction, legal fees by $2,508, a 6% reduction and in-state sales commissions by $46,178, a 9% reduction.

The loss the Company experienced in 1998 is due to one-time occurrences. Resulting from the price paid for the Tualatin wine inventory relative to its sale price, the Company experienced an 83% cost of goods on the Tualatin wine sold in 1998 because of sales of lower margin product. The Tualatin operation contributed a loss of $87,352 to the Company. A reserve for the doubtful collection of a $81,000 sale made to the Company's United Kingdom agent in 1997 was established for the year end 1998 financial statements. The agent was involuntarily placed in "administration" in September 1998, a British form of bankruptcy, and has been permitted to emerge from "administration" and continue in business by a vote of the creditors including the Company. The Company continues to make a concerted effort to collect these funds. After deducting the year end reserve adjustments (reserve for impaired inventory and doubtful collection of the receivable from the United Kingdom) and the loss from Tualatin, the income from operations would have been $543,009 or a 17% increase over the $465,501 operating income in 1997.

The profitability of the Company is dependent principally upon the level of success it achieves in getting market acceptance of its higher prices and the level of distribution it achieves for its higher margin brands and products. The Company has professionalized its Central and



                              11


East Coast representation by accepting the retirement of its agents, winery stockholders who grew into the agent positions. A Sales Manager for that territory, recruited from one of the winery's top distributors, Winebow of New Jersey and New York began in January of 1999. A West Coast Sales Manager was recruited from Oregon's largest wine distributor, Columbia Distributing and began in February of 1999. Two top winery employees were recently reassigned to direct sales positions in key Oregon markets to call upon target prospects for the purpose of increasing the placement of the Company's high end wines.

Other issues that are affecting profits are the production facilities at Tualatin and the sizable investment in facilities at Willamette Valley Vineyards. The Company is pursuing ways to lease the wine production facilities at Tualatin Estate and increase paid usage of the facilities at its Turner site.

The Company's ability to make more and better Pinot Noir is constrained by fruit supply. The Company has completed planting all remaining acreage at Tualatin Estate (41 acres) in Pinot Noir, which will provide 150 more tons at full production (9,750 additional cases) when in full production in the next three to five years. Tualatin is the only vineyard in Oregon to have won the Governor's Trophy, the state's most prestigious wine award, two years consecutively in 1993 and 1994 for its Pinot Noir. Tualatin is the only vineyard in the world to have captured the Best of Show in the red and white categories at the 1980 London International Wine Judging in the same year. The Company believes Tualatin Estate's soil and climate produces among the highest quality Pinot Noir in Oregon.

The Company is also developing alternative approaches to increasing Pinot Noir grapes supply without incurring capital expenses, like working with winegrowers on increasing planting, grafting over current low demand varieties and assisting owners of desirable vineyard sites to develop their property. The Griffin Creek brand grape supply comes from a winegrowing family in the Rogue Valley, who are paid a small portion of the fruit costs after harvest and the remainder when the wine is sold. This "grower financing" approach provides the winery with a long term supply for the brand and the winegrower with a long term market for the grapes and the potential to earn a higher than market price for their grapes depending upon the average price the wine receives.

Results of Operations
Seasonal and Quarterly Results. The Company has historically experienced and expects to continue experiencing seasonal fluctuations in its revenues and net income. In the past, the Company has reported a net loss or modest net income during its First Quarter and expects this trend to continue in future First Quarters, including the First Quarter of 1999. Sales volumes increase progressively beginning in the Second Quarter through the Fourth Quarter because of consumer buying habits.

The following table sets forth certain information regarding the Company's revenues from Winery operations for each of the last eight fiscal quarters:

                                Fiscal 1998 Quarter Ended
                                    (in thousands)
                                  3/31   6/30   9/30   12/31
Tasting room and  retail sales    $155   $224   $274   $284
On-site and off-site festivals     118    108    132    207
In-state sales                     426    575    530    747
Bulk/Grape sales                   235     88      0    131
Out-of-state sales                 437    500    811    376
Total winery  revenues           1,371  1,495  1,747  1,745

                                Fiscal 1997 Quarter Ended
                                    (in thousands)
                                  3/31   6/30   9/30   12/31
Tasting room and  retail sales    $140   $212   $244   $272
On-site and off-site festivals      86     92    145    177
In-state sales                     317    462    552    827
Bulk/Grape sales                     0     38     19    408
Out-of-state sales                 298    510    400    727
Total winery  revenues             841  1,314  1,360  2,411


Period to Period Comparisons
Revenue. The following table sets forth, for the periods indicated, select revenue data from Company operations:

                                    Year Ended December 31
                                        (in thousands)
                                   1998      1997      1996
Tasting room and retail sales     $ 937    $  868     $ 982
On-site and off-site festivals      565       500       474
In-state sales                    2,278     2,158     1,765
Bulk /Grape Sales                   454       465         0
Out-of-state sales                2,124     1,935     1,113
Revenues from winery operations  $6,358    $5,926    $4,334
Less Excise Taxes                   226       212        99
Net  Revenue                     $6,132    $5,714    $4,235



                                  12


1998 Compared to 1997. Tasting room sales for the year ended December 31, 1998 increased 8% to $936,585 from $868,531 for the same period in 1997. The Company has begun to track the buying habits of the customers who visit the tasting room. In the past several years, the Company did not track customers buying habits which means the tasting room did not focus on a targeted group of customers to increase its sales. In 1996 and early 1997 the previous management allowed the Wholesale Division to sell wine that in previous years has been exclusively sold in the tasting room. In 1998, the Company returned to the practice of selling certain exclusive wines in the tasting room at higher profit margins. The tasting room had additional higher value products added in 1998. Specifically, a Founders' Pinot Noir, a Merlot from Griffin Creek and a Founders' Reserve Cabernet were available to the customers at a higher average price. In 1998, the Company contracted its hospitality and catering services to an outside company. This allowed the Company to reduce one full time position and offer a more complete set of services. The Company experienced an increase in revenue during 1998 in Hospitality rental income (included in the tasting room and retail sales category) over the same period in 1997. The total of rental income and related wine sales was $209,856 in 1998 as compared to $187,257 in 1997. This rental income comes primarily through weddings, business meetings and educational conferences held at the Winery's Hospitality Center.

On-site and off-site festival sales and telephone sales for the year ended December 31, 1998 increased 13% to $564,828 from $500,124 for the same period in 1997. The most significant change in operations for this group was that the Company paid commissions to several employees to solicit sales by phone. The Company increased its sales by phone solicitation in 1998 to $252,000 in 1998 from $132,000 in 1997. The Company eliminated several on and off site festivals by analyzing each event to determine if the event was going to return a certain profit percentage.

Wholesale sales in the state of Oregon for the year ended December 31, 1998, through the Company's independent sales force, increased 6% to $2,277,676 from $2,157,896 for the same period in 1997. This increase is not as significant as in previous years due to the 1998 price increases but the Company still maintains a strong presence in its own home state. Costco, a large retailer, remains the largest in-state customer of the Company. The sales to Costco were $463,000 in 1998, up from $409,000 in 1997. During the last part of 1997, the Company added an in-state sales manager whose main focus was to increase in-state sales. Beginning July 1, 1998, the Company increased the price of its wine by an average of 8% in state. In July and August of 1998, sales decreased 7% and 8% respectively over 1997. In the Fourth Quarter of 1998, sales were down by 10% but the Company expects sales to rebound in 1999. Part of the decrease in sales in the Fourth Quarter was due to the Company's decision to reduce the quantity of its lower priced Holiday wine. Its sales for this product decreased from nearly 4,000 cases in 1997 to 2,100 cases in 1998.

The Company contracted in early 1997 for more grapes than were needed to meet the revised sales forecasts in the next few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997 and $454,281 in 1998.

Out-of-state sales for the year ended December 31, 1998, increased 10% to $2,124,826 from $1,934,877 for the same period in 1997. The Company now sells wine in 39 states. The Pinot Noir variety led sales in 1998. The Vintage and Whole Cluster Pinot Noir products increased in case sales 10% in 1998 over 1997. Pinot Noir, which now constitutes about one-third of the Company's production, is among the fastest growing wine varietals. Positive press, regarding the healthful use of wine, continues to stimulate demand. The Company expects demand for its wines to continue to increase. However, the Company notes that new formidable entries into the Oregon wine industry from out of state will increase competition and put additional pressure on Pinot Noir grape supplies.

In addition, the Company believes the industry in Oregon, Washington, and California will experience crush volumes in future years higher than annual consumption rate increases, thus potentially putting pressure on prices and margins.

For the first half of 1998, out-of-state sales increased 16% over 1997. A large part of the increase was due to favorable pricing offered to distributors to reduce the Company's excess inventory. The May 15, 1998, issue of the Wine Spectator magazine rated the 1996 Willamette Valley Vineyards Chardonnay as a leading "top pick\best buy" in the world class category. The article also quoted Harvey Steiman, editor at large, "Willamette Valley Vineyards, Oregon's second largest winery, is on its way to becoming that state's most reliable producer of widely available wine...The best is yet to come." Based on this endorsement, the Company spent a considerable amount of funds in advertising to project the Company's Chardonnay image as a best value in its class. The funds were spent to project the Company's brand as a leading brand of Oregon wineries. In the months of May through September, the Company sold 5,722 cases of Vintage Chardonnay as compared to 1,516 cases in the prior year.

Effective September 1st, the Company raised its price to all out-of-state distributors which caused the distributors to make large purchases in August to beat the price increase. The out-of-state revenue in August 1998 exceeded August 1997 by $262,000. The price increase was followed by declining out-of-state revenues in the Fourth Quarter of 1998.

The Company reclassified its income statement to subtract excise taxes from its gross revenue to equal a net revenue since the Company only collects the excise tax on behalf of the Bureau of Alcohol, Tobacco, and Firearms, and Oregon
Liquor Control Board. The total excise taxes collected in 1998 were $225,842 as compared to $212,402 in 1997. Before
1996, excise taxes were included in the "selling, general, and administrative expenses". Sales data in the discussion above is quoted before the exclusion of excise taxes.

Gross Margin
As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 50% for fiscal year 1998 as compared to 51% for 1997. The sales of bulk juice and grapes at harvest at a slim margin reduced the gross margin in 1997 and 1998. After adjusting for these sales, the gross margin would be 54% in 1998 as compared to 54% in 1997. The sales of existing Tualatin product at lower margins reduced the margin in 1997 and 1998, as well as, promotional pricing of certain Willamette Valley products to reduce inventory in late 1997 and the first half of 1998. The price increases in July of 1998 for in state customers and September of 1998 for out-of-state customers are expected to increase the gross margin next year.

Selling, general, and administrative expenses for the year ended December 31, 1998, increased to $2,694,488 compared to $2,434,867 for the same period in 1997. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 44% in 1998 as compared to 43%



                                13


in 1997. Management has taken significant steps to control expenses in this category in 1998. All key managers are required to review their monthly expenses against budget and make appropriate changes to bring their budgets into balance. The Company employs an "open book" policy as to its accounting records and ensures that key managers and employees understand and can adjust their spending habits as needed.

The largest part of the increase in expenses in 1998 over 1997 was a reserve for the doubtful collection of a $81,000 sale made to the Company's United Kingdom agent in 1997.
The agent was involuntarily placed in "administration" in September 1998, a British form of bankruptcy, and has been permitted to emerge from "administration" and continue in business by a vote of the creditors including the Company.
The Management continues to make a concerted effort to collect these funds.

Other income for the year ended December 31, 1998 was $10,013 as compared to $19,471 for the year ended December
31, 1997. Interest income decreased to $22,967 in fiscal year 1998 from $31,296 in fiscal year 1997. Interest expense increased to $493,901 in fiscal year 1998 from $396,118 in fiscal year 1997. The increase in the interest expense was the result of the Company taking on more long term debt to finance the purchase of Tualatin Vineyards, Inc., plant additional land at Tualatin, and fund increases in inventory.

The provision for income taxes and the Company's effective tax rate were $(27,581) and (28)% in fiscal year 1998 with $52,288 or 44% of pre-tax income recorded for fiscal year
1997.

As a result of the above factors, net income/(loss) decreased to $(71,980) in fiscal 1998 from $67,862 for the fiscal year of 1997. Earnings per share were $(.02), $.02, and $.05 in fiscal years 1998, 1997 and 1996, respectively.

1997 Compared to 1996. Tasting room sales for the year ended December 31, 1997 decreased 12% to $868,531 from $981,804 for the same period in 1996. The Company has seen a drop in the average tasting room "ring" which means that the customer is purchasing the wine elsewhere as witnessed by increased sales in the in-state sales category. In the last part of 1997, management has begun to track the buying habits of the customers who visit the tasting room. In the past several years, the Company did not track customers buying habits which means the tasting room did not focus on a targeted group of customers to increase its sales. In the past year, the Company has allowed the Wholesale Division to sell wine that in previous years has been exclusively sold in the tasting room. In 1998, the Company will return to the practice of selling certain exclusive wines in the tasting room at higher profit margins. The Company experienced an increase in revenue during 1997 in Hospitality rental income over the same period in 1996. The total of rental income and related wine sales was $187,257 in 1997 as compared to $159,741 in 1996. This rental income comes primarily through weddings, business meetings and educational conferences held at the Winery's Hospitality Center.

On-site and off-site festival sales for the year ended December 31, 1997 increased 5% to $500,199 from $474,405 for the same period in 1996. One off-site event, "The Bite of Salem", had an increase in revenue of $11,500 over last year's event, but it had a sponsor's fee of $8,000 which made the event unprofitable. The Company has reinstituted a strict policy of requiring a cost/benefit analysis for each event before the decision is made to participate in the event. The Company plans to reduce its overhead in the Retail Department by only participating in events that return to the Company a positive cash flow.

Wholesale sales in the state of Oregon for the year ended December 31, 1997, through the Company's independent sales force, increased 22% to $2,157,896 from $1,765,340 for the same period in 1996. PriceCostco, a large retailer, placed the Company's products in several new locations in 1997 which resulted in $277,000 additional sales to that chain. The Company has seen a significant increase in the sales of its White Riesling product line which nearly doubled in sales in 1997, resulting in an increase of approximately $235,000 in sales over 1996, most of which was sold to the above mentioned chain store. During the last part of 1997, the Company added an in-state sales manager whose main focus was to increase in-state sales. This increased focus by the Company resulted in record breaking sales in the fourth quarter of 1997.

The Company contracted in early 1997 for more grapes than what was needed to meet the revised sales forecasts in the next few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 and generated a small profit in doing so. Because of certain multi-year contracts, the Company intends to sell additional grapes in 1998 without incurring a loss.

Out-of-state sales for the year ended December 31, 1997, increased 74% to $1,934,877 from $1,112,690 for the same period in 1996. The Company now sells wine in 39 states as compared to 28 states in 1996. The Pinot Noir variety led the way in increased sales in 1997. The vintage and whole berry Pinot Noir product lines sold 6,097 more cases in 1997 resulting in a $439,000 increase in sales.

Pinot Noir, which now constitutes about one-third of the Company's production, is among the fastest growing wine varietals. New consumers are coming into the wine category. Positive press, regarding the healthful use of wine, continues to stimulate demand. The Company expects demand for its wines to continue to increase. However, the Company notes that new formidable entries into the Oregon wine industry from out of state will increase competition and put additional pressure on Pinot Noir grape supplies. In addition, the industry in Oregon, Washington, and California has experienced crush volumes in 1997 higher than annual consumption rate increases, thus potentially putting pressure on prices and margins.

The Company reclassified its income statement to subtract excise taxes from its gross revenue to equal a net revenue. Since the Company only collects the excise tax on behalf of the Bureau of Alcohol, Tobacco, and Firearms, and Oregon Liquor Control Board, these taxes should not be considered as a legitimate expense for the Company. The total excise taxes collected in 1997 were $212,402 as compared to $99,219 in 1996. Before 1996, excise taxes were included in the "selling, general, and administrative expenses".

As a percentage of net revenue after removing the excise taxes, gross margin for all winery operations was 51% for fiscal year 1997 as compared to 56% for 1996. The sales of bulk juice and grapes at harvest at a slim margin reduced the gross margin in 1997. After adjusting for these sales,



                              14


the gross margin would be 54% as compared to 56% in 1996.
The sales of existing Tualatin product at lower margins reduced the margin in 1997, as well as, promotional pricing of certain Willamette Valley products to reduce inventory.

Selling, general, and administrative expenses for the year ended December 31, 1997, increased 25% to $2,434,867 compared to $1,951,120 for the same period in 1996. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 43% in 1997 as compared to 46% in 1996.

During the year of 1997, increased sales revenues over 1996 resulted in increased commissions paid to our independent sales force. Commissions are paid to the sales force on a specified percentage of revenue resulting in no adverse affect on the net income ratio. The commissions paid in 1997 amounted to $642,709 as compared to $504,125 in 1996.
The Company has experienced increased expenses relating to samples, travel, point-of-sale expenses, and shipping charges for the development of new markets and the expansion of sales outside of the state. The out-of-state sales representatives are allowed a set percentage of revenue for wine samples and point-of-sale material. Thus, as the gross revenues increase, the actual dollar expenditures for wine samples and point-of-sale material increases, as well.

Other income for the year ended December 31, 1997 was $19,471 as compared to $28,241 for the year ended December
31, 1996. Interest income increased to $31,296 in fiscal year 1997 from $25,145 in fiscal year 1996. Interest expense increased to $396,118 in fiscal year 1997 from $214,380 in fiscal year 1996. The increase in the interest expense was the result of the Company taking on more long term debt to finance the purchase of Tualatin Vineyards, Inc., plant additional land at Tualatin, and fund increases in inventory.

The provision for income taxes and the Company's effective tax rate were $52,288 and 44% in fiscal year 1997 with $98,685 or 37% of pre-tax income recorded for fiscal year
1996.

As a result of the above factors, net income decreased 60% to $67,862 in fiscal 1997 from $170,430 for the fiscal year of 1996. Earnings per share were $.02, $.05 and $.002 in fiscal years 1997, 1996 and 1995, respectively.



Liquidity and Capital Resources
Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983. The Company was organized on May 2, 1988, and sold its first wine in late April 1990. Prior to April 1990, the Company's working capital and Vineyard development and Winery construction costs were principally funded by cash contributed by James Bernau and Donald Voorhies, the Company's co-founders, and by $1,301,354 in net proceeds received from the Company's first public stock offering, which began in September 1988 and was completed in June 1989 with the sale of 882,352 shares at a price of $1.70 per share pursuant to Federal Regulation A.

Since April 1990, the Company has operated on revenues from the sale of its wine and related products and the net proceeds from three additional stock offerings. The Company's second public stock offering began in July 1990 and was completed in July 1991 with the sale of 731,234 shares at prices of $2.65 and $2.72 per share exclusively to Oregon residents, resulting in net proceeds to the Company of $1,647,233.

In 1992, the Company conducted two stock offerings pursuant to Federal Regulation A. The Company commenced an offering on July 18, 1992 which was completed on September 30, 1992, with the sale of 428,216 shares of Common Stock at a price of $3.42 per share and net proceeds to the Company of $1,290,364. On October 2, 1992, as a result of the oversubscription of the first offering in 1992, the Company commenced another offering of Common Stock which was completed on October 31, 1992 with the sale of 258,309 shares at a price of $3.42 per share, resulting in net proceeds to the Company of $775,726.

Cash and cash equivalents increased to $149,401 at December
31, 1998 from $13,541 at December 31, 1997.

Inventories increased 10% as of December 31, 1998, to
$4,601,808 from the December 31, 1997 level of $4,171,027.

Property, plant and equipment, net, decreased 1% as of December 31, 1998, to $6,790,985 from $6,859,835 as of
December 31, 1997.

Long term debt increased to $4,292,948 as of December 31, 1998, from $4,044,943 as of December 31, 1997. The increase in debt was the result of cash borrowings for the purchase and vineyard expansion of Tualatin Vineyards.

At the end of the fiscal year, the Company had a line of credit from Farm Credit Services with a limit of $2,000,000. As of December 31, 1998 the outstanding balance of the line was $1,652,667 as compared to $1,517,297 in 1997. These funds were used to meet operational expenditures primarily to fund the increase in the inventory. In early 1999, the $2,000,000 line of credit was judged not to be sufficient to meet the current Company needs. In March of 1999, the Company applied to Farm Credit Services and was granted an additional $500,000 which will be used to make the remaining grape payments from its 1998 harvest. As of December 31, 1998, the Company was in violation of one of its debt coverage covenants with Farm Credit. Farm Credit has released the Company from complying to this one covenant. However, Farm Credit has notified the Company that unless it is able to correct the violation of debt coverage covenant and reduce borrowing under the line of credit to $1,900,000 at December 31, 1999 that it can make no assurances for continued financing under the line of credit beyond the May 1, 2000 operating loan maturity date. Farm Credit Services has made it mandatory that the Company pay off part of the line of credit as the year progresses. They have also added
 .5% to the current interest rate.



                                    15


YEAR 2000 COMPLIANCE
The Company began to develop its Y2K strategy in the first part of 1998 to make itself business ready for the year
2000. Its first step was to make all levels of the Company aware of the basic problems that the Company can expect as the year 2000 approaches. Each month the Company holds an all staff meeting. The Company began to set aside time in each meeting to discuss the problem in detail. The Company has made educational awareness a priority in 1999. The
Company's small staff makes it easy to communicate with its employees and develop strategy plans.

In November of 1998, the Company's outside computer consultants identified each of the different computer based systems which support the Company's business and production needs. Once the equipment was identified, tests were performed to determine which equipment passed or failed the Y2K compliance testing. A list of the equipment was made and the Company started to replace the critical equipment immediately. From its plan the Company expects to replace the majority of the equipment by the year 2000. At this date, there are only two pieces of equipment for which the test results have not been received. These are the telephone system and the tank control system. Both of these systems will be corrected if necessary by the year 2000.

From tests performed by the consultants and information supplied by equipment manufacturers, the Company is beginning its assessment evaluation to determine the severity of the problem and what needs to be fixed. The following critical items on the equipment list have been made Y2K ready: the financial reporting system, network communications, and the Point-of-Sale system in the tasting room. At this time, the Company has spent $15,000 on software and hardware upgrades in 1998 and expects to spend an additional $30,000 in 1999 to insure that its basic needs are taken care of by December 31, 1999.

The Company feels, due to the nature of the winemaking business, that most of the critical needs are fulfilled now. In January, typically, there is very little activity on the production side of the winery. During this time, the wine is aging in stainless steel tanks and oak barrels. It will not be necessary to bottle any wine during the first few months after January 2000 unless a need arises. The Winery's average temperature ranges from 40 to 50 degrees in these months so the wine will not be in danger of spoiling. The Company is currently testing all temperature control systems associated with its stainless steel tanks and expects to take any necessary action to make them readily compliant for the year 2000.

The Company has completed a short survey and has mailed to its primary vendors and all of its distributors to inquire as to their abilities for compliance in the year 2000. The surveys were sent out in the first part of April 1999. From the returned surveys, the Company will determine any additional critical needs to be met by the end of the year. The majority of the Company's customers in the state of Oregon are on a cash-collected-at-delivery basis so there is no need to see if their payable software is compliant for the year 2000. The out-of-state customers will need to assure us that their business is Y2K ready.




             FINANCIAL HIGHLIGHTS
  (in thousands, except for per share amounts)

Year ended December 31
    1998    1997    1996   1995   1994   1993    1992
______________________________________________________
Revenue from winery operations
  $6,132  $5,714  $4,235 $3,638 $2,869 $2,264  $1,818

Net income (loss)
    (72)    68      170     6    170     116      19

Net income (loss) per share
   (.02)   .02     0.05   0.00  0.04    0.03     0.01

Weighted average number of common shares outstanding
   4,233   4,104   3,785  3,785  3,785  3,784   3,350

As of December 31
     1998   1997   1996   1995   1994   1993     1992
______________________________________________________
Selected balance sheet data:

Working capital
  $2,515  $2,471  $2,696 $1,981 $1,661 $2,333  $2,472
Total assets
  14,391  13,946  10,264  8,340  6,881  6,677   6,076
Long-term debt
   4,293   4,044   3,170  2,008    889    910     440
Shareholders' equity
   7,035   7,105   5,628  5,458  5,451  5,278   5,180



                                 16


(Graphs unavailable for transmission so the following is a replacement narrative.)

WVV Assets & Equity Growth
In 1997 the growth in assets and equity resulted from the acquisition of Tualatin Vineyards, Inc.

            ASSETS EQUITY
            (in millions)

      06/30/88        0.2    0.2
      04/30/90        2.1    1.7
      12/31/90        3.0    2.6
      12/31/91        3.3    2.9
      12/31/92        6.1    5.2
      12/31/93        6.7    5.3
      12/31/94        6.9    5.5
      12/31/95        8.3    5.5
      12/31/96       10.3    5.6
      12/31/97       13.9    7.1
      12/31/98       14.3    7.0



WVV Gross Margin
Gross Margin is the net of net sales revenue less the production cost of wine sold. After the elimination of grape sales, the gross margin in 1998 remained approximately the same compared to 1997. The 1997 and 1998 margins are a result of prices not keeping pace with cost increases, the sale of Tualatin wines at lower margins and promotional pricing of certain wines to reduce excess inventory.

      1990   41.21%
      1991   46.37%
      1992   52.07%
      1993   55.66%
      1994   56.40%
      1995   52.48%
      1996   56.22%
      1997   54.19%
      1998   53.69%



Distribution of Sales
This chart shows the distribution of sales between wholesale and retail and individual elements contained in each element.

                        Wholesale       Retail
      Festival                             6%
      Offsite                              4%
      Tasting Room                        11%
      Hospitality                          3%
      Out of State         33%
      In State             36%
      Bulk                  7%
      Totals               76%            24%



                             17


WVV Sales Revenue
Revenue growth continued in 1998 to $6,132,000(of which $454,000 were sales of grapes and juice. This is up
7.3% from 1997.  Wholesale sales in Oregon rose
6% in 1998 to $2,278,000.  Out-of-state
wholesale sales grew at the rate of 10% over 1997 to $2,125,000.

                         (in millions)
                  Retail   Wholesale   Juice
          1990     0.3        .1         0
          1991     0.6        .2         0
          1992     0.8       1.0         0
          1993     1.0       1.3         0
          1994     1.3       1.6         0
          1995     1.4       2.2         0
          1996     1.4       2.9         0
          1997     1.4       4.1        .4
          1998     1.5       4.4        .4



WVV Out-of-State Sales
WVV has dramatically increased its out-of-state sales in the past few years. We are now licensed in 39 states and several foreign countries. Out-of-state wholesale sales grew at the rate of 10% over 1997 reflecting the sale of wines at higher prices.

          (in millions)
          1991     0.1
          1992     0.1
          1993     0.2
          1994     0.3
          1995     0.8
          1996     1.1
          1997     1.9
          1998     2.2



                                 18


Cases Bottled at WVV
Our barrel-aged wines average 10 months in the barrel before they are bottled and another 6 to 8 months in our cellar before they are released for sale. The reduction in cases bottled reflects the balancing of production with the sale of higher quality wines.

           (in cases)
          1990     5,743
          1991    17,796
          1992    27,336
          1993    39,697
          1994    40,208
          1995    53,693
          1996    63,178
          1997    91,793
          1998    77,064



Wine Inventory at WVV at Cost
A winery's development requires inventory building and aging. At year end 1998, we had 4.6 million dollars of wine inventory at cost.

       (in millions)
       1990       0
       1991       0
       1992     1.1
       1993     1.5
       1994     1.5
       1995     1.9
       1996     2.8
       1997     4.2
       1998     4.6



                            19


WVV Production Capacity
At Willamette Valley, our structural capacity increased from 104,000 cases to 121,250 cases in 1997. The Company moved its case goods to a new storage facility which will allow it to place an additional 750 oak barrels (17,250 cases)in the former storage area. In April of 1997, the Company added 20,000 additional case capacity with the purchase of Tualatin Vineyards.

                       (in cases)
                  Production    Structural
          1990     25,000          25,000
          1991     40,000          40,000
          1992     65,000          65,000
          1993     70,000          70,000
          1994     78,000          78,000
          1995     80,000          80,000
          1996    104,000         104,000
          1997    121,250         138,000
          1998    121,250         138,000

                    (capacity in cases)
                 Stainless Steel   Barrel
          1990     20,000           5,000
          1991     32,000           8,000
          1992     50,000          15,000
          1993     50,000          20,000
          1994     50,000          28,000
          1995     50,000          30,000
          1996     64,000          40,000
          1997     69,000          52,000
          1998     69,000          52,000

Tons Crushed at WVV
Since the sale of wine has been increasing at an annual rate of approximately 15% over the last two years, it became necessary to increase the 1997 harvest levels of particular varieties to insure that the winery would have sufficient inventory to meet future sales needs. In 1997, nearly 200 tons of grapes contracted by the Company were sold off to reduce its excess inventory. The 1998 crush reflects the lower yields of the vintage and the balancing of production with the sale of higher quality wines.
         (in tons)
       1990       206
       1991       340
       1992       556
       1993       633
       1994       630 (1)
       1995       885
       1996     1,290
       1997     1,426
       1998     1,209
(1) 590 tons crushed plus 40 tons equivalent as purchased bulk wines.

Oregon Wine Production
Since 1986, Oregon wine production has grown from 592,908
gallons to 1,741,722 in 1998 - an average annual increase of
14.9%


          (in millions)
          1986     0.6
          1987     0.7
          1988     0.8
          1989     0.9
          1990     0.9
          1991     1.0
          1992     1.1
          1993     1.2
          1994     1.4
          1995     1.5
          1996     1.7
          1997     1.9
          1998     1.7



                                20


                    PricewaterhouseCoopers LLP
                    121 S.W. Morrison Street
                          Suite 1800
                      Portland, OR   97204
                    Telephone  (503) 224 9040
                    Facsimile  (503) 223 9081


Report of Independent Accountants


To the Board of Directors and Shareholders of Willamette Valley Vineyards, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Willamette Valley Vineyards, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP

Portland, Oregon
March 12, 1999



                             F-1


Willamette Valley Vineyards, Inc.
Balance Sheet
December 31, 1998 and 1997

____________________________________________________________


                                       1998          1997
             Assets
Current assets:
    Cash and cash equivalents      $  149,401   $     13,541
    Accounts receivable, net (Note 3) 371,537        820,526
    Income taxes receivable (Note 11)  24,436         24,436
    Inventories (Note 4)            4,601,808      4,171,027
    Prepaid expenses and other
           current assets              86,986         78,293
    Deferred income taxes (Note 11)   234,203         94,813
                                   ._________.     _________
          Total current assets      5,468,371      5,202,636

Vineyard development costs, net
  (Notes 1 and 2)                   1,892,538      1,506,906
Property and equipment, net
  (Notes 1, 2 and 5)                6,790,985      6,859,835
Investments (Note 6)                    4,974        105,040
Note receivable (Note 12)              46,937        148,448
Debt issuance costs                   119,244        122,870
Other assets                           67,813             -
                                   ._________.     _________
                                 $ 14,390,862   $ 13,945,735
                                  ===========    ===========
Liabilities and Shareholders' Equity
Current liabilities:
    Line of credit (Note 7)      $  1,652,667   $  1,517,297
    Current portion of long-term debt and
      capital lease obligations       191,176        124,192
      (Note 8)
    Accounts payable                  315,185        363,419
    Accrued commissions and           213,210        225,297
       payroll costs
    Grape payables (Note 12)          581,294        501,238
                                   ._________.     _________
          Total current liabilities 2,953,532      2,731,443

Long-term debt and capital
 lease obligations (Note 8)         4,101,772      3,920,751
Deferred income taxes (Note 11)       300,083        188,275
                                   ._________.     _________
          Total liabilities         7,355,387      6,840,469
                                    =========      =========
Commitments and contingencies (Note 13)
Shareholders' equity (Note 9 and 10):
     Common stock, no par value -
       10,000,000 shares authorized,
       4,232,681 and 4,231,431 shares
       issued and outstanding at
       December 31, 1998 and 1997    6,781,256     6,779,067
     Retained earnings                 254,219       326,199
                                   .__________.    _________
          Total shareholders' equity 7,035,475     7,105,266
                                   .__________.    _________
                                   $14,390,862    13,945,735
                                    ==========    ==========


The accompanying notes are an integral part of these financial statements
                              F-2


Willamette Valley Vineyards, Inc.
Statement of Operations
Years Ended December 31, 1998, 1997 and 1996

____________________________________________________________


                            1998         1997         1996
Net revenues         $   6,132,355  $  5,714,132 $4,235,020

Cost of goods sold       3,076,507     2,813,764  1,853,791
                        ._________.    _________  _________
      Gross margin       3,055,848     2,900,368  2,381,229

Selling, general and
 administrative expenses 2,694,488     2,434,867  1,951,120
                        ._________.    _________  _________
Income from operations     361,360       465,501    430,109
                        ._________.    _________  _________
Other income (expenses):
     Interest income        22,967         31,296    25,145
     Interest expense    ( 493,901)      (396,118) (214,380)
       (Note 1)
     Other income           10,013         19,471    28,241
                        ._________.    _________   _________
                          (460,921)      (345,351) (160,994)
                        ._________.    _________   _________
Income (loss) before income
  taxes                    (99,561)       120,150   269,115

Income taxes (benefit)
  provision (Note 11)      (27,581)        52,288    98,685
                         ._________.    _________  _________
Net income (loss)       $  (71,980)    $  67,862  $ 170,430
                         ._________.    _________  _________
Basic net income per
  common share (Note 1) $    ( .02)    $     .02  $     .05
                         ._________.    _________  _________
Diluted net income per
   common share (Note 1)  $  ( .02)     $     .02  $    .04
                         ._________.    _________  _________



The accompanying notes are an integral part of these financial statements
                                F-3




Willamette Valley Vineyards, Inc.
Statement of Shareholders' Equity
Years Ended December 31, 1998, 1997 and 1996

____________________________________________________________


                                           Retained
                      Common stock         earnings
                   Shares       Dollars    (deficit)      Total
                ._________  _____________  _________  __________
Balances at December
        31, 1995 3,785,356  $   5,369,868  $  87,907 $ 5,457,775

Net income             -                -    170,430     170,430
                 ._________  _____________  _________ __________
Balances at December
        31, 1996  3,785,356      5,369,868   258,337   5,628,205

Stock issuance for
  purchase of Tualatin
  Valley Vineyard   444,825      1,406,699         -   1,406,699

Stock issuance
  for compensation    1,250          2,500         -       2,500

Net income                -              -    67,862      67,862
                  ._________  _____________  _________ _________
Balances at December
        31, 1997  4,231,431      6,779,067    326,199  7,105,266

Stock issuance
  for compensation    1,250          2,189          -      2,189

Net loss                  -              -    (71,980)   (71,980)
                 ._________  _____________  _________ __________
Balances at December
        31, 1998  4,232,681      6,781,256    254,219  7,035,475
                 ==========  =============  =========  =========



The accompanying notes are an integral part of these financial statements
                                   F-4


Willamette Valley Vineyards, Inc.
Statement of Cash Flows
Years Ended December 31, 1998, 1997 and 1996

____________________________________________________________


                           1998           1997            1996
Cash flows from operating
  activities:
Net income (loss)     $  (71,980)    $   67,862    $    170,430
Reconciliation of net
  income (loss) to net
  cash (used for) provided by
  operating activities:
   Depreciation and
    amortization            657,536        533,444      377,855
  Deferred income taxes     (27,582)        90,872       39,524
Bad debt expense             83,148         44,384       27,382
Loss on disposition
  of assets                       -            895            -
Changes in assets and liabilities:
  Accounts receivable       365,841       (519,198)    (184,215)
  Inventories              (428,592)      (953,956)    (953,005)
  Prepaid expenses and
    other current assets     (8,693)        29,041      (24,240)
  Notes receivable          101,511         (9,937)      (9,509)
  Other assets              (67,813)             -            -
  Accounts payable          (48,234)        90,133      (18,541)
  Accrued commissions and payroll
    costs                   (12,087)        16,593       93,832
  Income taxes receivable         -        (24,436)           -
  Grape payables             80,056        (49,776)     206,372
                          ._________       _________    _______
Net cash (used for)
  operating activities      623,111       (684,079)    (274,115)
                          ._________       _________    _______
Cash flows from investing activities:
  Additions to property
    and equipment          (458,805)    (1,101,354)    (931,110)
  Vineyard development
    expenditures           (445,507)      (165,794)     (31,943)
  Cash received upon sale
    of investments          100,066         10,178       38,675
  Payments to acquire
    Tualatin Valley Vineyards     -       (684,624)           -
  Proceeds from sale of
    property and equipment        -          6,000            -
                          ._________      __________     ______
Net cash used for
  investing activities     (804,246)    (1,935,594)    (924,378)
                          ._________     ___________     ______

Cash flows from financing activities:
  Debt issuance costs        (6,707)       (74,285)      20,477)
  Net increase in line
    of credit balance       135,370      1,037,671      318,326
  Issuance of long-term
    debt                    312,760        982,164    1,162,127
  Repayments of long-term
    debt                   (124,428)      (107,221)     (66,493)
                          ._________     ___________    _______
Net cash provided by
  financing activities      316,995      1,838,329    1,393,483
                          ._________     ___________   ________
Net (decrease) increase in
  cash and cash equivalents 135,860       (781,344)     194,990

Cash and cash equivalents
  Beginning of year          13,541        794,885      599,895
                          ._________     ___________    _______
  End of year           $   149,401     $   13,541  $   794,885
                           =========     ===========    ========



The accompanying notes are an integral part of these financial statements
                              F-5


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________


1. Summary of Operations, Basis of Presentation and
Significant
   Accounting Policies

Organization and operations
Willamette Valley Vineyards, Inc. (the "Company") owns and operates vineyards and a winery located in the state of Oregon, and produces and distributes premium and super premium wines, primarily pinot noir, chardonnay, and white riesling. The majority of the Company's wine is sold to grocery stores and restaurants in the state of Oregon through the Company's sales force. Out-of-state and foreign sales represented approximately 35% of revenues. The Company also sells its wine from the hospitality room at its winery.

Basis of presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents include short-term investments with an original maturity of less than ninety days.

Revenue recognition
The Company recognizes revenue upon the delivery of its products to its customers. Sales are recorded as trade accounts receivable and no collateral is required.

Inventories

After a portion of the vineyard becomes commercially productive, the annual crop and production costs relating to such portion are recognized as work-in-process inventories. Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale. The cost of finished goods is recognized as cost of sales when the wine product is sold. Inventories are stated at the lower of cost or market using the average cost method by variety and vintage to determine the first-in, first-out (FIFO) cost of inventories. In accordance with general practices in the wine industry, wine inventories are included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year.

Vineyard development costs
Vineyard development costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. The costs are capitalized until the vineyard becomes commercially productive, at which time annual amortization is recognized using the straight-line method over the estimated economic useful life of the vineyard, which is estimated to be 30 years. Accumulated amortization of vineyard development costs aggregated $176,067 and $116,193 at December 31, 1998 and 1997, respectively.



                             F-6


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

1. Summary of Operations, Basis of Presentation and
Significant
   Accounting Policies  (Continued)

Property and equipment
Property and equipment are stated at cost or the historical cost basis of the contributing shareholders, as applicable, and are depreciated on the straight-line basis over their estimated useful lives as follows:

    Land improvements                      15 years
    Winery building                        30 years
    Equipment                             5-7 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

Debt issuance costs
Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the debt.

Income taxes
The Company accounts for income taxes using the asset and liability approach prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this approach, deferred income taxes are calculated for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities. The Company files stand-alone federal and state income tax returns.

Basic and diluted net income per share
The Company adopted Statement of Financial Accounting
Standards No. 128 ("SFAS 128"), "Earnings Per Share," in
1997. SFAS 128 requires disclosure of basic and diluted earnings per share. All prior years have been restated to reflect the adoption of SFAS 128. Basic earnings per share are computed based on the weighted average number of common shares outstanding each year.

                            1998
           .______________________________________.
                          Weighted
                           average
                            shares        Earnings
              Loss        outstanding    per share
             _________     __________     _________
Basic       $(71,980)      4,232,578     $    (.02)
Options            -               -
Warrants           -               -
            _________     __________      _________
Diluted     $(71,980)      4,232,578     $    (.02)
            =========     ==========      =========


                            1997
            .______________________________________.
                          Weighted
                           average
                            shares        Earnings
             Income       outstanding    per share
            _______        __________    _________
Basic       $67,862        4,103,669     $     .02
Options           -              638
Warrants          -                -
            _______        __________    _________
Diluted     $67,862        4,104,307     $     .02
            =======        ==========    =========


                            1996
           .______________________________________.
                          Weighted
                           average
                            shares        Earnings
             Income       outstanding    per share
             _______        _________     _________
Basic       $170,430       3,785,356    $      .05
Options            -          20,532
Warrants           -               -
            _______        _________     _________
Diluted     $170,430       3,805,888     $     .04
            ========       =========     =========



                           F-7


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

1. Summary of Operations, Basis of Presentation and
Significant
   Accounting Policies  (Continued)

Basic and diluted net income per share (continued)
Options to purchase 402,000 shares of common stock were outstanding at December 31, 1998, but were not included in the computation of diluted earnings per share because the effect would be dilutive due to the Company's loss in 1998. Options to purchase 161,500 and 92,000 shares of common stock were outstanding at December 31, 1997 and 1996, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares. In addition, the warrant outstanding since 1992 (see Note 9) was not included in the computation of diluted earnings per share in 1998, 1997 or 1996 because the exercise price of $3.42 was greater than the average market price of the common shares during all three years.

Statement of cash flows

Supplemental disclosure of cash flow information:
                               1998         1997        1996
                         .__________.   _________   _________
Interest paid            $   556,000  $   321,000  $   166,000
Income taxes paid                  -       15,000      112,000
Supplemental schedule of noncash investing and financing
activities:
  Capital leases              59,673            -            -
  Assets transferred from
    related companies              -       19,279            -
  Issuance of common stock awards
    to employees(Note 9)       2,189        2,500            -
Acquisition of Tualatin Valley, Inc.:
  Common stock issued in connection with acquisition
    Issued to stockholders
      of TVI                       -    1,292,591            -
    Fee to Acquisitions
      Northwest, Inc.              -      114,108            -
  Tangible assets acquired, net of cash paid
     Fixed assets                  -      143,376            -
     Vineyard development          -      996,000            -
Other assets acquired, net of cash acquired
  Accounts receivable              -       56,807            -
  Inventory                        -      371,518            -
  Prepaids                         -          156            -
Liabilities assumed
  Accounts payable                 -      269,966            -

During the year ended December 31, 1996, the Company capitalized approximately $38,000 of interest related to the construction of its hospitality center.

Fair market value of financial instruments
The fair market values of the Company's recorded financial instruments approximate their respective recorded balances, as the recorded assets and liabilities are stated at amounts expected to be realized or paid, or carry interest rates commensurate with current rates for instruments with a similar duration and degree of risk.



                                  F-8


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

1. Summary of Operations, Basis of Presentation and
Significant
   Accounting Policies  (Continued)

   Reclassifications
   Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with financial statement presentation for the year ended December 31, 1998.
These reclassifications have no effect on previously reported results of operations or shareholders' equity.


2. Acquisition

   On April 15, 1997, Willamette Valley Vineyards, Inc. ("WVV") acquired the assets of Tualatin Vineyards, Inc. ("TVI"), a winery located in Oregon, for a purchase price of $1,824,000, plus TVI's net current assets of $164,601 as of the closing date. The acquisition was accounted for using the purchase method of accounting, and the results of operations include the revenues and expenses generated with the TVI assets from the acquisition date through December 31, 1997. WVV paid 35 percent of the purchase price in cash and the balance was paid through the issuance of WVV common stock.

The following unaudited pro forma information represents the results of operations of the Company as if the acquisition had occurred as of January 1, 1997, after giving effect to increased interest expense for debt issued related to the acquisition, depreciation based on current costs, and the effect of the benefit from provision for income taxes.

                                                        1997
                                                     (unaudited)
                                                     .__________.
Net revenues                                          5,874,733

Gross margin                                          2,972,077

Net loss                                                (53,395)


3. Accounts Receivable

Oregon law prohibits the sale of wine in Oregon on credit; therefore, the Company's accounts receivable balances are the result of sales to out-of-state and foreign distributors. Accounts receivable include an outstanding balance of approximately $81,000 and $185,200 at December 31, 1998 and 1997, respectively, from a European customer to which extended credit terms have been granted. Due to a bankruptcy filing, the entire receivable of $81,000 has been reserved. At December 31, 1998 and 1997, the Company's accounts receivable balance is net of an allowance for doubtful accounts of $111,000 and $30,000, respectively.



                                  F-9


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

4. Inventories

Inventories consist of:
                                          1998         1997
                                       .________.  _________
Winemaking and packaging materials $ 211,550 $ 189,062 Work-in-process (costs relating to unprocessed and/or unbottled
  wine products)                       1,923,852   1,725,910
Finished goods (bottled wine and
 related products                      2,466,406   2,256,055
                                       .________.  _________

                                     $ 4,601,808 $ 4,171,027
                                       =========   =========


5. Property and Equipment

                                      1998                 1997
                                ____________         ___________
Land and improvements          $  1,041,326        $   1,031,115
Winery building and hospitality
  center                          4,539,821            4,506,344
Equipment                         3,715,612            3,263,633
                                 ____________         ___________

                                  9,296,759            8,801,092
Less accumulated depreciation    (2,505,774)          (1,941,257)
                                 ____________         ___________
                               $  6,790,985            6,859,835
                                 ============         ===========

During 1998, the Company entered into two capital lease arrangements for certain winery equipment. The cost of the leased equipment and related accumulated amortization aggregated $59,673 and $5,312, respectively, at December 31, 1998. Minimum lease payments in 1999 through 2002 approximate $13,000 per year. Subsequent minimum lease payments aggregate approximately $8,000 per year through 2005.


6. Investments

Investments consist of:
                                          1998          1997
                                      _________     __________
Oregon Liquor Control Commissions and Bureau
  of Alcohol, Tobacco and Firearms  $         -    $   88,066
Farm Credit Securities                    3,000        15,000
Other                                     1,974         1,974
                                      _________     __________
                                     $    4,974    $  105,040
                                      =========     ==========



                                  F-10


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

6. Investments (Continued)

The Oregon Liquor Control Commission and the Bureau of Alcohol, Tobacco and Firearms require restricted short-term investments to cover future excise tax payments. During 1998, the these investments were liquidated as they were no longer required by the agencies. Farm Credit Securities investments are required as a condition of the Northwest Farm Credit Service loan and line of credit facility (see
Note 7). However, in 1998, Farm Credit reduced the amount of stock the Company was required to have on deposit. These investments are classified as held-to-maturity investments and are recorded at historical cost.


7. Line of Credit Facility

The Company has a $2,000,000 credit facility with Northwest
Farm Credit Services. Borrowings under this facility bear interest at 7.75%. At December 31, 1998 and 1997,
$1,652,667 and $1,517,297 were outstanding under this facility, respectively.


8. Long-Term Debt

Long-term debt consists of:
                                          1998         1997
                                      ___________   __________
Northwest Farm Credit Services Loan  $  4,237,134   4,044,943
Capital lease obligations                  55,814           -
                                        4,292,948   4,044,943

Less current portion                     (191,176)   (124,192)
                                      ___________   __________
                                      $ 4,101,772 $ 3,920,751
                                      ===========   =========

The Company entered into an agreement with Northwest Farm Credit Services ("NWFCS") in 1997 containing two separate notes bearing interest at a rate of 7.96%. These notes require monthly payments ranging from $12,171 to $30,102 until the notes are fully repaid in 2014. During 1998, the Company renegotiated their agreement with Farm Credit to adjust the terms to a fixed rate of 7.85%. The loan agreements contain covenants which require the Company to maintain certain financial ratios and balances. At December 31, 1998, the Company was not in compliance with these covenants. However, the Company has obtained a letter dated March 26, 1999 waiving the debt covenants through December 31, 1999.



                               F-11


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

8. Long-Term Debt (Continued)

Future minimum principal payments of long-term debt mature as follows:

Year ending
December 31,
____________
     1999                                $    191,176
     2000                                     206,173
     2001                                     223,285
     2002                                     241,607
     2003                                     256,752
     Thereafter                             3,173,955
                                           .__________
                                         $  4,292,948
                                            =========


9. Shareholders' Equity

The Company is authorized to issue 10,000,000 shares of its common stock. Each share of common stock is entitled to one vote. At its discretion, the Board of Directors may declare dividends on shares of common stock, although the Board does not anticipate paying dividends in the foreseeable future. Willamette Valley Vineyards, Inc.

On June 1, 1992, the Company granted its president a warrant to purchase 15,000 shares of common stock as consideration for his personal guarantee of the real estate loans and the line of credit with Northwest Farm Credit Services (see Notes 7 and 8). The warrant is exercisable through June 1, 2012 at an exercise price of $3.42 per share. As of December 31, 1998 and 1997, no warrants had been exercised.

In each of the years ended December 31, 1998 and 1997, the Company granted 1,250 shares of stock valued at $2,189 and $2,500, respectively, as compensation to its winemaker. The cost of these grants were capitalized as inventory. The effects of these non-cash transactions have been excluded from the cash flow statements in both periods.


10. Stock Incentive Plan

In 1992, the Board of Directors adopted a stock incentive plan and reserved 175,000 shares of common stock for issuance to employees, consultants, and directors of the Company under the plan. In 1996 and 1998, the Board of Directors reserved an additional 150,000 and 275,000 shares, respectively. In 1998, the Board repriced options for 145,390 unvested shares with a weighted average exercise price of $2.91 to the current market price of $1.50 on the date of approval. Administration of the plan, including determination of the number, term, and type of options to be granted, lies with the Board of Directors or a duly authorized committee of the Board of Directors.



                             F-12


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

10. Stock Incentive Plan (Continued)

At December 31, 1998, 1997 and 1996, the following transactions related to stock options occurred:
                         1998          1997           1996
                   ______________  _____________  ____________
                             Wtd         Wtd             Wtd
                             Avg         Avg             Avg
                          Exercise      Exercise      Exercise
                   Shares   Price  Shares  Price Shares  Price
                   _______  _____  ______  _____  ______  ____
Outstanding at
beginning of year  173,000  $2.94  246,500 $2.87  45,000 $3.72
Granted            229,000   1.71  100,000  2.63 248,500  2.81
Exercised                -      -        -     -       -     -
Forfeited                -      - (173,500) 2.66 (47,000) 3.38
                   _______  _____  ______  _____  ______  ____
Outstanding at
  end of year      402,000  $1.73  173,000 $2.94 246,500 $2.87
                   =======  =====  =======  ====  ======  ====
Weighted average fair value of options granted
during the year             $ .85         $ 1.47        $ 1.87
                            _____         ______        ______


   Weighted average options outstanding and exercisable at December 31, 1998 are as follows:

                 Options outstanding         Options exercisable
                 ___________________         ___________________
                      Weighted
           Number average Weighted Number Weighted outstanding at remaining average exercisable at average
Exercise December 31, contractual exercise December 31, exercise
  price      1998      life       price     1998         price
_______    ________     _____    _______    _______        _____
$ 1.50      155,890      7.38    $  1.50     39,959        1.50
  1.65       75,000      9.00       1.65     37,500        1.65
  1.75      143,500      9.25       1.75     28,700        1.75
  2.50        1,350      7.67       2.50      1,350        2.50
  2.75        9,500      7.50       2.75      9,500        2.75
  3.00       10,760      7.08       3.00     10,760        3.00
  3.62        4,000      6.56       3.62      4,000        3.62
  4.50        2,000      6.08       4.50      2,000        4.50
_______    ________     _____    _______    _______        _____

$1.50-4.50  402,000      1.73       1.73    133,769        1.92
__________ ________     _____    _______    _______        _____


The Company adopted Statement of Financial Accounting
Standards No. 123 ("SFAS 123") in 1996 and has elected to account for its stock-based compensation under Accounting
Principles Board Opinion 25.  As required by SFAS 123, the

Company has computed for pro forma disclosure purposes the value of options granted during each of the three years ended December 31, 1998 using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 1998, 1997 and 1996:

                                1998       1997       1996
                                _____      _____      _____
Risk-free interest rate         5.54%      6.31%      6.33%
Expected dividend yield            -          -          -
Expected lives                  8 years    8 years    8 years
Expected volatility               70%        57%        57%



                                 F-13


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

10. Stock Incentive Plan (Continued)

Options were assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited prior to vesting. For the years ended
December 31, 1998, 1997 and 1996, the total value of the options granted was computed to be $192,540, $146,700 and $371,034, respectively, which would be amortized on a straight-line basis over the vesting period of the options.

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 123, the Company's net earnings would have been reduced to the pro forma amounts indicated as follows:

                                1998         1997         1996
                               _________   _______    _________
Net income (loss) - as
  reported                   $  (71,980) $  67,862   $  170,430
Per share:
    Basic                         (0.02)      0.02         0.05
    Diluted                       (0.02)      0.02         0.04

Net income (loss) - pro forma  (175,860)    41,838      116,786
Per share:
     Basic                        (0.04)      0.01         0.03
     Diluted                      (0.04)      0.01         0.03


   The effects of applying SFAS 123 for providing pro forma disclosures for the three years ended December 31, 1998 are not likely to be representative of the effects on reported net income and earnings per share for future years, because options vest over several years and additional awards generally are made each year.


11. Income Taxes

The provision for income taxes consists of:
                              1998         1997         1996
                             ______       ______       ______
 Current tax expense (benefit)
   Federal               $       -   $          - $    47,197
   State                         -              -      11,964
                             ______        ______      ______
                                 -              -      59,161
                             ______        ______      ______
   Deferred tax (expense):
     Federal               (24,291)        46,530      35,032
     State                  (3,291)         5,758       4,492
                             ______        ______      ______
                           (27,582)        52,288      39,524
                             ______        ______      ______
 Total                   $ (27,582)     $  52,288  $   98,685
                           ========       =======      =======



                                     F-14


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

11. Income Taxes (Continued)

During the year ended December 31, 1996, the Company utilized its net operating loss carryforwards of approximately $28,000 to reduce its taxable income.

The effective income tax rate differs from the federal
statutory rate as follows:
                                       Year ended December
31
                                       1998     1997    1996
                                       ____     ____    ____
Federal statutory rate                (34.0%)   34.0%
34.0%
State taxes, net of federal benefit    (4.4)     4.4     4.9
Permanent differences                   9.3      3.8     0.6
Benefit of federal rate bracket           -        -    (2.9)
Other                                   1.4      1.3     0.1
                                       ____     ____    ____

                                      (27.7)%   43.5%   36.7%
                                       ======   =====   =====


Deferred tax assets and (liabilities) consist of:

                                                 December
31,
                                           1998            1997
                                        __________     __________
Accounts receivable                   $    42,580     $   11,508
Inventory                                  38,368         34,538
   Net operating loss carryforwards       132,746         37,888
   Other                                   20,509         10,879
                                        __________     __________
          Gross deferred tax assets       234,203         94,813
                                        __________     __________
    Capital assets                       (300,083)      (188,275)
                                        __________     __________
          Gross deferred tax liability   (300,083)      (188,275)
                                        __________     __________
    Net deferred tax (liability) asset $  (65,880)    $  (93,462)
                                        ==========     ==========


12. Related Parties

   In 1996, the Company began contracting for management services with Nor'Wester Brewing Company ("Nor'Wester") and
Willamette Valley, Inc. ("WVI"), companies formerly controlled by the Company's president, under a general services agreement. Nor'Wester, WVI, and the Company each provided various administrative services, including design and print work, and stock offering services to the affiliated companies, subsidiaries of WVI: Aviator Ales, Inc. ("AAI"); Mile High Brewing Company ("MHBC"); Bayhawk
Ales, Inc. ("BAI"); and North Country Brewing Company, Inc.
("NCBCI"). During 1996, total amounts charged to the Company by Nor'Wester and WVI aggregated $47,025; amounts charged by the Company to the various affiliated companies aggregated $86,450. As a result of these and other transactions, the Company had an aggregate payable balance of $7,221 which is netted against other receivables in the accompanying balance sheet. During 1997, charges to the Company aggregated $164,716; amounts charged by



                             F-15


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

12. Related Parties (Continued)

the Company aggregated $92,601. Prior to December 31, 1997, all intercompany transactions ceased and as of December 31, 1997 all balances are zero.

During 1998, 1997 and 1996, the Company purchased grapes from other shareholders at an aggregate price of $105,332, $262,795 and $138,656, respectively. At December 31, 1998,
1997 and 1996, grape payables included $52,667, $130,893 and $92,706, respectively, owed to these shareholders.

   On December 3, 1992, the Company issued a loan to its president in the amount of $100,000. The loan was due on December 3, 1993, bearing interest at 7.35%. On March 14,
1994, the loan was extended to March 14, 2009. The loan is secured by the common stock of the Company held by its president. This note, including the related interest receivable, is classified as a long-term note receivable in the accompanying balance sheet.


13. Commitments and Contingencies

   Litigation
   From time to time, in the normal course of business, the Company is a party to legal proceedings. Management believes that these matters will not have a material adverse effect of the Company's financial position or results of operations, but due to the nature of the litigation, the ultimate outcome cannot presently be determined.

   Operating leases
   The Company entered into a lease agreement for approximately 45 acres of vineyards and related equipment in 1997. The Company is also committed to lease payments for various office equipment. As of December 31, 1997, the Company was obligated under various long-term operating leases requiring future minimum lease payments as follows:

        Year ending
       December 31,
___________________
         1999                                   $  92,984
         2000                                      92,702
         2001                                      83,827
         2002                                      83,827
         2003                                      83,827
         Thereafter                               251,481
                                                 ________
         Total minimum payments required        $ 688,648
                                                 ========

  Total rental expense for all operating leases excluding the vineyards, amounted to $30,647 and $17,827 in 1998 and 1997, respectively. In addition, payments for the leased vineyards have been included in inventory and aggregate approximately $77,000 and $60,000, respectively, for each of the years ended December 31, 1998 and 1997.



                             F-16


Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1998, 1997 and 1996
____________________________________________________________

13. Commitments and Contingencies  (continued)

Susceptibility of vineyards to disease
The Tualatin vineyard purchased during 1997 and the leased vineyards are known to be infested with phylloxera, an aphid-like insect which can destroy vines. Although management has begun planting with phylloxera-resistant rootstock, a portion of the vines at the Tualatin vineyard are susceptible to phylloxera. The Company has not detected any phylloxera at its Turner vineyard.



                                 F-17